Exhibit 1

RJR
 NABISCO                          NEWS RELEASE
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CONTACT:  Carol J. Makovich
          (212) 258-5785

               RJR NABISCO ANNOUNCES SUCCESSFUL COMPLETION OF
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                   CONSENT SOLICITATIONS, EXCHANGE OFFERS
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NEW YORK, NEW YORK -- May 26, 1995 -- RJR Nabisco, Inc. announced today that it has successfully completed its concurrent Exchange Offers and Consent Solicitations. The company said it has received consents from the required majorities of bondholders representing approximately $5.5 billion of its debt to complete the Exchange Offers for up to $1.9 billion of its debt. The expiration time of the Exchange Offers and Consent Solicitations was midnight, May 25, 1995.

     RJR Nabisco stated that it has been advised by its exchange and consent agent, Citibank, N.A., that the final count of tendered debt issues and consents will be available later today.

     As previously announced, RJR Nabisco offered to exchange up to $1.9 billion of newly issued Nabisco, Inc. notes and debentures for the same amount of notes and debentures issued by RJR Nabisco, Inc. The new Nabisco notes offered in exchange for the RJR Nabisco notes will each have principal amounts, interest rates, maturities, and redemption provisions identical to the RJR Nabisco notes.

     The company plans to commence the payment of the consent fees and the settlement of the Exchange Offers on or about June 5, 1995. The consent fees will be payable to the holders of record of the debt securities included in the Consent Solicitations as of April 26, 1995 who have validly tendered their consents.

     RJR Nabisco Holdings Corp. (NYSE:RN) is the parent company of RJR Nabisco, Inc., an international consumer products company. RJR Nabisco's major holdings are R.J. Reynolds Tobacco Co., R.J. Reynolds Tobacco International, Inc., and an 80.5 percent interest in Nabisco Holdings Corp. (NYSE:NA), the parent company of Nabisco, Inc.

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